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                                                                    Exhibit 99.2

[LETTERHEAD OF TRUE NORTH]


Date:     December 29, 1997                                              NEWS
Contact:  Susan Geanuleas of True North Communications, 312/425-6570
          Rich Torrenzano of The Torrenzano Group, 212/681-1700 ext. 102 Joele Frank of the Abernathy/MacGregor Group, 212/371-5999

          FOR IMMEDIATE RELEASE

              TRUE NORTH SHAREHOLDERS OVERWHELMINGLY
                        APPROVE BJKE MERGER


CHICAGO -- True North Communications Inc. (NYSE: TNO) won overwhelming shareholder approval for its merger with Bozell, Jacobs, Kenyon & Eckhardt
(BJKE) at a special shareholders meeting held today in Chicago.

The merger creates the sixth largest advertising holding company in the world -- annual revenues expected to exceed $1.2 billion, and billings expected to exceed $12 billion -- with more than 11,000 employees in over 300 offices around the world. As a result, the True North holding company now has two, independent global advertising agencies -- Foote, Cone & Belding Worldwide and Bozell Worldwide, plus an additional strong U.S. agency in Temerlin McClain.

The merger also strengthens True North Communications' global position in the area of interactive digital technology, adding Bozell's Poppe Tyson to True North's digital arsenal of TN Technologies, which includes Modem Media and R/GA Interactive. It also adds to True North one of the world's leading public relations firms, Bozell Sawyer Miller, and a breadth of other marketing services companies in sales promotion, healthcare, direct marketing and yellow pages.

"With shareholder approval of our merger with BJKE, we significantly strengthen our position as a leading global marketing company," said Bruce Mason, CEO of True North Communications. "Bozell is one of the best known advertising brands in the world, and with FCB, True North now offers clients two superior networks with outstanding global coverage," he explained.

Mr. Mason, 58, remains chief executive officer of True North Communications, and Charles A. Peebler, Jr., 61, formerly chief executive officer and president of BJKE, is now president of True North Communications Inc. Richard Braddock, 55, a True North director since 1994, assumes the position of non-executive chairman of the True North Board.

In commenting on the strong support by shareholders, Mr. Peebler said, "We are proud to join forces with True North. This transaction consummates a process that started with our leveraged buyout in 1988. Now, we are well prepared to enter a new century as a partner with True North in building the premier advertising and communications holding company in the world."

                                    - More -
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         2/TRUE NORTH SHAREHOLDERS OVERWHELMINGLY APPROVE BJKE MERGER


J. Brendan Ryan, 54, currently chairman and chief executive officer of FCB and a True North director, will continue in his current position. Bozell Worldwide will continue to be led by Leo-Arthur Kelmenson, 70, chairman, and David A. Bell, 54, president and chief executive officer; both men will also serve as True North directors. All report to Mr. Mason.

Mr. Peebler was also named chairman and chief executive officer of True North Diversified Companies, comprising all other True North operations; other than Foote, Cone & Belding Worldwide and Bozell Worldwide. Mr. Peebler will report to Mr. Mason in this capacity.

"Today's overwhelmingly affirmative vote is a victory for our shareholders, our clients and our employees," said Mr. Mason. "Despite Publicis' attempt to interfere with the voting process by trying to make a highly-conditional and partial offer, our investors clearly recognize the better value in our two, quality global networks and the array of other market-leading communications services this transaction brings to True North," he added.

Also, at the special shareholders meeting, 12 directors were elected to True North's board. In addition to Messrs. Mason, Braddock, Peebler, Ryan, Kelmenson and Bell, other directors elected were:

 .    Donald M. Elliman, Jr., former BJKE director and a senior manager with
     Time, Inc.

 .    W. Grant Gregory, former BJKE director and chairman of Gregory &
     Hoenemeyer, Inc.

 .    Richard P. Mayer, retired chairman and CEO of Kraft Foods North America

 .    Michael E. Murphy, director and senior executive with Sara Lee Corporation

 .    Stephen T. Vehslage, consultant, formerly a senior executive with Corning
     Franklin Health Inc. and IBM Corp.

 .    Ali Wambold, managing director of Lazard Freres & Co.


All five shareholder resolutions presented at the meeting were overwhelmingly approved.

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